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                                                                    EXHIBIT 99.5


                        [CELERIS CORPORATION LETTERHEAD]

                                                                    NEWS RELEASE


                         CELERIS CORPORATION LETTERHEAD

CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


                       CELERIS CORPORATION IN DISCUSSIONS
                   WITH NASDAQ REGARDING LISTING REQUIREMENTS

                --------------------------------------------------
                THREE-FOLD INCREASE IN BACKLOG OF CONTRACT AWARDS
              CITED AS EVIDENCE OF IMPROVING BUSINESS FUNDAMENTALS

NASHVILLE, Tennessee (March 13, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced that the current market value of its public float does not comply with Nasdaq's continued listing requirements. Under applicable continued listing requirements, the market value of the Company's public float must be $5 million. As of March 12, 2001, the market value of the Company's public float was $1.77 million, based a public float of approximately 2.83 million shares.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "Our market cap has remained at a discount to our cash value, book value and comparable CRO industry multiples of revenue and backlog. This is in spite of a significant increase in our backlog of client contract awards, which nearly tripled from $4.5 million to $12.2 million during the fourth quarter of 2000. We believe our demonstrated success in winning new project orders, both from new and repeat clients, combined with our balance sheet, provides a strong platform on which to achieve our goals in 2001 and may not be reflected in our current stock price. In the mean time, we intend to utilize Nasdaq's hearing process to maintain our listing on the Nasdaq National Market."

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the possibility that the Company may be unable to regain compliance with Nasdaq National Market continued listing requirements, any appeal the Company makes to Nasdaq to maintain its listing on the National Market may be unsuccessful, or that the Company may be unable to meet the listing requirements of other stock exchanges, including the Nasdaq Small Cap Market; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.
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